Exhibit (a)(c)(5)
Team,
Today, Intralinks filed a Schedule 14D-9 with the Securities and Exchange Commission that includes disclosures about the process that Intralinks followed that culminated in the signing of the merger agreement with Synchronoss on December 5th. You can find a copy of this filing here.
We understand you may have questions about this disclosure and have, therefore, provided the attached set of FAQs, which provides direction on how to answer any questions you might receive from internal or external sources.
If you have any further questions on the transaction or this filing, please reach out to Jolie Siegel or me.
Thank you,
Scott N. Semel, EVP, General Counsel and Secretary
IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS
This employee communication is not an offer to buy or the solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of common stock of Intralinks Holdings, Inc. (the “Company”) have been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase and related materials, filed by Synchronoss Technologies, Inc. and GL Merger Sub, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2016.  The Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on December 19, 2016. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 contain important information that should be read carefully and considered before any decision is made with respect to the tender offer.  These materials are available to Company stockholders free of charge, and may be obtained by contacting the Company’s Investor Relations Department at by contacting the Company’s Investor Relations Department at 150 E. 42nd Street, 8th Floor, New York, NY 10017, (617) 607-3957 or dridlon@intralinks.com.  In addition, all of these materials (and all other tender offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov.

Attachment:
Synchronoss Acquisition of Intralinks Holdings
Frequently Asked Questions for Employees (FAQs)
We understand you may have questions about the disclosures made in Intralinks Holdings, Inc.’s Schedule 14D-9 filing and we are, therefore, providing this set of FAQs in order to position you to better answer any questions you might receive from internal or external sources.
BACKGROUND OF THE MERGER
Who are the parties referenced in the Background of the Merger section of the filing?
As required by applicable disclosure rules, Intralinks Holdings, Inc. (the “Company”) has provided detailed information about the process that led to the Company and Synchronoss Technologies, Inc. (“Synchronoss”) signing the merger agreement on December 5, 2016. This disclosure includes references to other parties who were involved in the process, but does not identify them by name, which is consistent with applicable disclosure rules and the Company’s obligations under confidentiality agreements. As a result, we will not be providing any further identifying information about these other third parties.
The Background of the Merger section also references that the Company has received an unsolicited non-binding indication of interest to purchase the Company at a per share price of $13.50. What does that mean for the Synchronoss transaction, the Company’s stockholders and for Company employees in this pre-closing period under the Synchronoss merger agreement?
In the Schedule 14D-9 filing, the Company disclosed that, on December 8, 2016, the Company received an unsolicited, non-binding indication of interest from a potential financial buyer. The Company’s Board of Directors has taken no position as to the advisability or desirability of such indication of interest. As indicated in the disclosure, the Company’s Board of Directors unanimously recommends that Company stockholders accept Synchronoss’ offer and tender their shares into the offer.
Company employees should continue to engage in authorized pre-closing integration planning meetings with members of the Synchronoss team and should otherwise continue to conduct business in the ordinary course, consistent with past practice.
If you receive any questions about this unsolicited indication of interest from an external party, please refer the external party to the Company’s filing with the Securities and Exchange Commission and do not comment on the matter. If you have any further questions on internal operational matters in light of this indication of interest, please contact Scott Semel or Jolie Siegel in the Legal department.
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IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS
This employee communication is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of common stock of Intralinks Holdings, Inc. (the “Company”) have been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase and related materials, filed by Synchronoss Technologies, Inc. and GL Merger Sub, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2016. The Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on December 19, 2016. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are available to Company stockholders free of charge, and may be obtained by contacting the Company’s Investor Relations Department at by contacting the Company’s Investor Relations Department at 150 E. 42nd Street, 8th Floor, New York, NY 10017, (617) 607-3957 or dridlon@intralinks.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov.

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